Exhibit (10)(r)
THIS DOCUMENT CONSTITUTES PART OF
A PROSPECTUS COVERING SECURITIES THAT
HAVE BEEN REGISTERED UNDER THE
SECURITIES ACT OF 1933
VULCAN MATERIALS COMPANY
DEFERRED STOCK UNIT AMENDED AGREEMENT
Granted under the 1996 Long-Term Incentive Plan
Terms and Conditions
As Amended October 12, 2006
THIS AMENDED AWARD AGREEMENT is between the Company and the Participant, as designated on page one of each previous agreement for an award of Deferred Stock Units provided in 2001, 2002, 2003, 2004, or 2005 (“Prior Agreement”). This Agreement amends and replaces each Prior Agreement (other than page one of the Prior Agreement), effective with respect to each Prior Agreement as of the Grant Date of the award in that Prior Agreement as if this Agreement were a separate agreement for each such award.
RECITALS:
The Company adopted the 1996 Long-Term Incentive Plan (the “Plan”) in order to provide for a wide array of stock-based incentives for its employees. The Compensation Committee of the Company (the “Committee”) has granted Deferred Stock Units to certain employees, including the Participant, in accordance with the requirements of the Plan to carry out the purposes of the Plan. In consideration of being awarded the Deferred Stock Units, the Participant agrees with the Company as follows:
1.	Definitions. All defined terms contained in the Plan are hereby incorporated by reference, except to the extent that any term is specifically defined in this Award Agreement.

2.	Grant of Deferred Stock Units; Vesting; Dividend Equivalents; Withholding.
(A)	Grant. Subject to the terms and conditions of the Plan, this Award Agreement, and any applicable deferral election executed by the participant under the Executive Deferred Compensation Plan, the Company hereby grants to the Participant the number of Deferred Stock Units (“DSUs”) designated on page one of the Prior Agreement. The DSUs represent an unfunded and unsecured promise of the Company to issue the same number of Shares at the Payment Date (as defined below) as DSUs granted pursuant to this Section 2(A), or accrued pursuant to Section 2(C), under this Award Agreement. As of the Grant Date, a DSU account is established for the Participant (“Account”), and is credited with the number of DSUs shown on page one of the Prior Agreement. No Shares have been transferred or set aside, or will be transferred or set aside, from the general creditors of the Company to fund this Award. The Participant has no right to vote or receive dividends on the Shares represented by the DSUs until the Shares have been paid on the Payment Date, as explained below.

(B)	Vesting. Except as otherwise provided in Section 4 or 5, and subject to the Committee’s discretion set forth in Section 6, the Participant’s right to receive the Shares represented by the DSUs will become non-forfeitable in installments, as follows: One-fifth of the DSUs will become non-forfeitable on each anniversary of the Grant Date beginning on the sixth anniversary and ending on the tenth anniversary.

(C)	Dividend Equivalents. During the period from the Grant Date to the Payment Date (“Vesting Period”), the Participant’s Account will be credited with dividend equivalents equal to the dividends paid on the number of Shares represented by the DSUs during the Vesting Period (“Dividend Equivalents”). The Dividend Equivalents will be converted to additional DSUs, rounded to the nearest whole number, and credited to the Participant’s Account. Dividend Equivalents will be credited to the Participant’s Account once each year on the Payment Date for all dividends paid during the previous 12 months. The amount of Dividend Equivalents credited to the Participant’s Account will be divided by the Fair Market Value “FMV” on the Payment Date of one Share of Vulcan Materials Company Stock, as defined below. In the case of dividends paid in property, the amount credited will be based on the FMV of the property on the Payment Date. The FMV of a Share means the average of the reported high and low trading prices for a Share on the Payment Date on the Composite Tape for New York Stock Exchange Listed Stocks. If the Payment Date falls on a holiday or weekend, then the immediately preceding trading day shall be used. If the Shares are no longer NYSE-listed, then it will be the FMV on the exchange on which it is listed, or the average of the high and low bid quotations if the Shares are listed on NASDAQ. If the Shares are not listed or traded on NASDAQ, the Company will use another method to determine the FMV of a Share. Dividend Equivalents are not considered earned and will not be paid upon termination of employment in accordance with Section 4 or 5 below until they are credited to the Participant’s Account on each Payment Date.

(D)	Withholding. The Company shall have the right to either (i) require the Participant to remit to the Company, or any person or entity designated by the Committee to administer the Plan, an amount sufficient to satisfy any applicable federal, state, and local income and employment tax withholding requirements, or (ii) to deduct from any payment made pursuant to the Plan amounts sufficient to satisfy such withholding requirements.
3.	Payment of Deferred Stock Units. The issuance of Shares in settlement of the Participant’s rights under this Award Agreement will be made in a lump sum on the date (“Payment Date”) as specified in this Section 3 or, if applicable, in accordance with a deferral election under the Executive Deferred Compensation Plan.
(A)	Payment Date. The Payment Date is March 1 and is the date on which the FMV will be determined for any payments (including dividend equivalents) made during the twelve month period following the Payment Date. Subject to paragraphs (B) and (C), below, payment will be made as follows. Except as provided in the next sentence, a lump sum payment will be made on the Payment Date following each vesting date specified in Section 2(B) of the DSUs that are scheduled to vest on such vesting date (where vesting is determined without regard to whether any DSUs are otherwise non-forfeitable). Notwithstanding the previous sentence, a lump sum payment will be made on the earlier of: (i) the first Payment Date following the date of (a) death, (b) separation from service on account of Disability, or (c) Retirement (provided such Retirement constitutes a separation from service); and (ii) the 90th day following a Change in Control of the Company.

(B)	Section 162(m) Payments. Notwithstanding the provisions of Section 3(A), if a Participant is a “covered employee” (within the meaning of Section 162(m)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) when a payment is scheduled to be made under the Plan, any portion of the payment that would be nondeductible under Section 162(m) of the Code (when considered with all other compensation that the Participant is expected to receive in the same taxable year) shall be deferred, and shall be paid on the earliest date on which it would be deductible under Section 162(m), but no later than the calendar year in which the Participant separates from service.

(C)	Payments to Specified Employees. Notwithstanding the provisions of Section 3(A), any payment that is made on account of a separation from service by a “specified employee” and that would otherwise be made within the first six months following such individual’s separation will, instead, be made in the seventh month following the month in which such individual separates from service, provided that this paragraph will not delay payment later than the month following the Participant’s death. For purposes of the preceding sentence, a “specified employee” is a Participant who is, at the time of his or her separation, a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code.
4.	Termination Provisions
(A)	Retirement.
(i)	If the Participant retires from employment pursuant to the Company’s retirement income plan at age 62 or later, all DSUs which have been held by the Participant for at least one (1) year prior to retirement, whether currently forfeitable or non-forfeitable, will be deemed to be non-forfeitable.

(ii)	If the Participant retires from employment prior to reaching the age of 62, all DSUs granted under this Award Agreement that have not become non-forfeitable as of the date of such retirement will be forfeited.
(B)	Disability. Upon determination of permanent and total disability (“Disability”) that entitles the Participant to long-term disability benefits under the applicable long-term disability plan of the Company or a Subsidiary, or, to the extent not eligible to participate in any Company-sponsored plan, under the guidelines of the Social Security Administration, all DSUs granted under this Award Agreement whether then forfeitable or non-forfeitable will become non-forfeitable in accordance with the schedule below. All non-forfeitable DSUs will be paid in accordance with Section 3(A) unless accelerated by the Committee due to an unforeseeable emergency (as determined under Section 409A of the Code).

(C)	Death. Upon the death of the Participant under age 62, all DSUs granted under this Award Agreement whether then forfeitable or non-forfeitable will become non-forfeitable in accordance with the schedule below. Upon death of the participant at age 62 or later, all DSUs which have been held by the Participant for at least one (1) year prior to death, whether currently forfeitable or non-forfeitable, will be deemed to be non-forfeitable. All non-forfeitable DSUs will be paid to the Participant’s estate in accordance with Section 3(A) unless accelerated by the Committee due to an unforeseeable emergency (as determined under Section 409A of the Code).

Date of Death or Disability
Occurs on or After the
Following Grant Date	Percentage of DSUs
Anniversary	That Become Non-Forfeitable
1st Anniversary	10%
2nd Anniversary	20%
3rd Anniversary	30%
4th Anniversary	40%
5th Anniversary	50%
6th Anniversary	60%
7th Anniversary	70%
8th Anniversary	80%
9th Anniversary	90%
10th Anniversary	100%
(D)	Other Termination. Upon voluntary termination for reasons other than retirement, or upon involuntary termination for reasons other than death or Disability, including for cause, all DSUs granted under this Award Agreement that have not become non-forfeitable as of the date of such termination will be forfeited.
5.	Change in Control of the Company. Upon a Change in Control of the Company, as defined in the Vulcan Materials Company Change in Control Severance Plan, all DSUs granted under this Award Agreement (whether then forfeitable or non-forfeitable) will be deemed to be non-forfeitable. All DSUs will be paid to the Participant on the 90th day following a Change in Control in a lump sum.

6.	Committee Discretion. Notwithstanding any other provision of the Plan to the contrary, the Committee may, in its sole discretion, deem that any DSUs granted under this Award Agreement will become non-forfeitable and to determine whether a Participant has been terminated for reasons other than death, Disability, or Retirement. The Committee’s determination will be final and binding on all persons for purposes of the Plan.